EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Halliburton Company
Benefits Committee

We consent to the incorporation by reference in the Registration Statement (No. 333-86080) on Form S-8 of Halliburton Company of our report dated June 25, 2004, with respect to the statement of net assets available for plan benefits of Halliburton Retirement and Savings Plan as of December 31, 2003, which report appears in the December 31, 2004 annual report on Form 11-K of Halliburton Retirement and Savings Plan.

/s/ KPMG LLP

Houston, Texas
May 31, 2005